Exhibit 99.1

Cornell Companies, Inc.

AT THE COMPANY: Chris Coonfield, Manager- Investor Relations (713) 623-0790

Cornell Companies Reports Second-Quarter 2009 Results Above Guidance

Increases Guidance for 2009 Second Half

Houston, TX (August 6, 2009) — Cornell Companies, Inc. (NYSE: CRN) today reported results for the three and six months ended June 30, 2009.

James E. Hyman, Cornell’s chairman, president and chief executive officer, said, “In the second quarter, we delivered yet another consecutive quarter of strong operating performance.  Against the background of continuing budget turbulence among our customers, our attention to operational details and customer service positions us to maintain this growth through year end, and to leverage our spare capacity to sustain the growth into future years.”

Second-Quarter Summary (in thousands, except per share data)

	Three Months Ended		Six Months Ended
As Reported	6/30/2009	6/30/2008	6/30/2009	6/30/2008
Revenue from operations	$105,334	$94,646	$205,044	$190,038
Income from operations	19,590	14,914	35,376	29,404
Net income	7,628	5,345	13,360	9,979
Income available to stockholders	7,230	5,345	12,487	9,979
EPS – diluted	$0.48	$0.36	$0.84	$0.67
Diluted shares outstanding used in per share computation	14,970	14,854	14,952	14,840

Higher Net Income on Increased Revenues

Revenues grew 11.3 percent to $105.3 million for the second quarter of 2009 from $94.6 million in the 2008 period.  Much of the increase came from the expansions of the Great Plains Correctional Facility (Great Plains) and the Walnut Grove Youth Correctional Facility (Walnut Grove), in the third quarter of 2008, as well as higher populations at the Regional Correctional Center (RCC).  Average contract occupancy levels were 91.1 percent for our residential facilities compared with 93.0 percent in last year’s second quarter.  The increase in capacity from expanding Walnut Grove in the third quarter of 2008 and the second expansion of D. Ray James Prison in the second quarter of 2009, along with spare capacity at our two small male facilities in California, primarily accounted for this decrease in overall occupancy.

Income from operations of $19.6 million for the second quarter of 2009 improved from $14.9 million in the second quarter of 2008.  This 31.4 percent increase was related in part to the higher revenues mentioned above.  For the second quarter of 2009 the Company reported an increase in net income of 42.7 percent to $7.6 million, from net income of $5.3 million in last year’s second quarter.  For the second quarter of 2009 the Company reported an increase in income available to stockholders of 35.3 percent to $7.2 million, or $0.48 per diluted share, from income available to stockholders of $5.3 million, or $0.36 per diluted share, in last year’s second quarter.

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The Company capitalized no interest in the second quarter of 2009, compared with capitalized interest of $0.8 million (or $0.03 per diluted share, after taxes) in the second quarter of 2008.

Increased Revenues, Net Income for the Six-Months

For the six months ended June 30, 2009, revenues grew 7.9 percent to $205.0 million from $190.0 million for the first six months of 2008.  The increase was principally related to the facility expansions and activations at those programs mentioned earlier.  In addition, the 2008 period included approximately $1.5 million resulting from the guaranteed population contract at the RCC for the contract period ended March 2008.

Higher revenues increased income from operations to $35.4 million for the 2009 six month period compared with $29.4 million in the prior year’s six month period.  Net income was $13.4 million compared with net income of $10.0 million in the previous year’s first six months.  For the six months ended June 30, 2009, the Company reported an increase in income available to stockholders of 25.1 percent to $12.5 million, or $0.84 per diluted share, from income available to stockholders of $10.0 million, or $0.67 per diluted share, in last year’s six month period.  The Company capitalized interest of $0.7 million (or $0.03 per diluted share, after taxes) in the first six months of 2009.  2008 results included pre-tax capitalized interest of $1.3 million (or $0.05 or diluted share, after taxes), and revenues of approximately $1.5 million from the RCC true-up calculation mentioned earlier.

Earnings Outlook for Third and Fourth Quarters and Full Year 2009

Management expects 2009 earnings for the third quarter to range from $0.42 to $0.46 per share, and for the fourth-quarter to also be between $0.42 to $0.46 per share.  For the full year, management has raised its earlier guidance by $0.06 per share to $1.68 to $1.76 per share, to account for the performance in the second quarter as well as forecasted continued operational strength across the portfolio.

All major assumptions underlying this guidance remain unchanged from those discussed by management in their previous quarterly conference call, with the exception of two items:

•                  At the Company’s D.Ray James facility, the Company assumes that the 700- beds of capacity added during the second quarter will not fill this year.  As previously announced on May 20, 2009, this reduced forecast earnings by approximately $0.06 per share.

•                  At the Company’s 2000-bed Great Plains facility, the Arizona Department of Corrections (ADOC) has decided due to budget pressures to reduce the population by approximately 237 beds for the remainder of the contract year ending June 30, 2010.  The estimated impact of this reduction for 2009 is up to approximately $0.07 per share.

Stock Repurchase Program

The Company also is announcing today that its Board of Directors has authorized a stock repurchase program for 2009 and 2010.  Based on the Board’s authorization, the Company anticipates a repurchase program of up to $10 million.  The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 2:00 p.m. Eastern time today.  The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com.  An audio replay and podcast will be available on the above Website, or can otherwise be heard by dialing (800) 406-7325 or (303) 590-3030 and providing confirmation code 4119456.  The replay will be available through Thursday, August 13, 2009 by phone and through Friday, August 6, 2010 on the Web site.  This earnings release can be found on Cornell’s Website under “Investor Relations — Press Releases.”

Forward-Looking Statements

Statements regarding the Company’s outlook for 2009, ability to succeed, growth for 2009, long-term demand, future earnings, facility expansions including those at D. Ray James Prison, new facility in Hudson, Colorado, results of operations and effective tax rate, as well as any other statements that are not historical facts, are forward-looking statements within the meaning of applicable securities laws that involve certain risks, uncertainties and assumptions.  These include but are not limited to risks and uncertainties associated with general economic and market conditions, including the impact governmental budgets can have on our per diem rates and occupancy, Cornell’s ability to perform according to its current expectations, changes in supply and demand, actions by government agencies and other third parties, access to capital and other risks and uncertainties detailed in the Company’s most recent Form 10-K and other filings made by us from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC’s Web site at www.sec.gov.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from the statements made.  All information set forth in this release is current as of the date of this release. Cornell undertakes no duty to update any statement in light of new information or future events

About Cornell Companies

Cornell Companies, Inc. (http://www.cornellcompanies.com) is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies.  Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy.  At June 30, 2009, the Company had 70 facilities in 15 states and the District of Columbia and a total service capacity of 20,892.

(Financial Tables Follow)

CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues	$105,334	$94,646	$205,044	$190,038
Operating expenses	74,734	68,280	147,627	138,491
Depreciation and amortization	4,740	4,220	9,633	8,377
General and administrative expenses	6,270	7,232	12,408	13,766
Income from operations	19,590	14,914	35,376	29,404
Interest expense, net	6,576	5,567	12,529	11,862
Income before provision for income taxes and non-controlling interest	13,014	9,347	22,847	17,542
Provision for income taxes	5,386	4,002	9,487	7,563
Net income	7,628	5,345	13,360	9,979
Non-controlling interest	398	—	873	—
Income available to stockholders	$7,230	$5,345	$12,487	$9,979

Earnings per share:
- Basic	$0.49	$0.36	$0.84	$0.68
- Diluted	$0.48	$0.36	$0.84	$0.67

Number of shares used in per share computation:
- Basic	14,881	14,707	14,878	14,700
- Diluted	14,970	14,854	14,952	14,840

Total service capacity (end of period)	20,892	18,900	20,892	18,900
Contracted beds in operation (end of period)	17,480	15,298	17,480	15,298
Average contract occupancy (A)	91.1%	93.0%	92.2%	94.3%

(A)

Average contract occupancy percentages are calculated based on actual occupancy for the period as a percentage of the contracted capacity for residential facilities in operation. These percentages do not reflect the operations of non-residential community-based programs. At certain residential facilities, our contracted capacity is lower than the facility’s service capacity. In addition, certain facilities have and are currently operating above the contracted capacity. As a result, average contract occupancy percentages can exceed 100% if the average actual occupancy exceeded contracted capacity.

	June 30,	December 31,
Balance Sheet Data:	2009	2008
(in thousands)
Cash and cash equivalents	$16,620	$14,613
Working capital	63,160	49,385
Property and equipment, net	450,850	450,354
Total assets	643,946	636,921
Long-term debt	306,156	308,070
Total debt	318,569	320,482
Stockholders’ equity	243,241	228,167

CORNELL COMPANIES, INC.

OPERATING STATISTICS FROM CONTINUING OPERATIONS

For the Three and Six Months Ended June 30, 2009 and 2008

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
		%		%		%		%
Contracted beds in operation (A):
Adult Secure Services	13,493	77%	11,200	74%	13,493	77%	11,200	74%
Adult Community-based Services	2,625	15%	2,661	17%	2,625	15%	2,661	17%
Abraxas Youth & Family Services	1,362	8%	1,437	9%	1,362	8%	1,437	9%
Total	17,480	100%	15,298	100%	17,480	100%	15,298	100%

Number of billed mandays:
Adult Secure Services	1,072,158	66%	941,827	63%	2,129,981	66%	1,839,952	62%
Adult Community-based Services:
Residential	266,263	16%	253,914	17%	513,130	16%	510,669	17%
Non-residential (B)	53,547	3%	59,337	4%	115,407	3%	119,300	4%
Abraxas Youth & Family Services:
Residential	110,777	7%	107,096	7%	212,873	7%	218,965	8%
Non-residential (B)	136,337	8%	131,522	9%	258,984	8%	268,053	9%
Total	1,639,082	100%	1,493,696	100%	3,230,375	100%	2,956,939	100%

Revenues (in 000’s):
Adult Secure Services	$59,272	56%	$50,305	53%	$116,130	56%	$100,204	52%
Adult Community-based Services:
Residential	17,801	17%	16,706	18%	34,403	17%	33,641	18%
Non-residential	554	1%	749	1%	1,112	1%	1,534	1%
Abraxas Youth & Family Services:
Residential	21,549	20%	20,398	21%	41,714	20%	41,309	22%
Non-residential	6,158	6%	6,488	7%	11,685	6%	13,350	7%
Total	$105,334	100%	$94,646	100%	$205,044	100%	$190,038	100%

Average revenue per diem:
Adult Secure Services	$55.28		$53.41		$54.52		$54.46
Adult Community-based Services:
Residential	$66.85		$65.80		$67.05		$65.88
Non-residential (B)	$10.35		$12.62		$9.64		$12.86
Abraxas Youth & Family Services:
Residential	$194.53		$190.46		$195.96		$188.66
Non-residential (B)	$45.17		$49.33		$45.12		$49.80
Total	$64.26		$63.36		$63.47		$64.27

(A) Residential contract capacity only.

(B) Non-residential “mandays” includes a mix of day units and hourly units. Mental health facilities are reported in hours.

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